Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
FOR IMMEDIATE RELEASE		Basic Energy Services, Inc. 432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
~ Reports diluted Q4’08 EPS of $0.35 before one-time items ~
MIDLAND, Texas — February 26, 2009 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2008.
Basic reported net income of $14.2 million, or $0.35 per diluted share, excluding the impact of several one-time items, for the fourth quarter of 2008, compared to $19.5 million, or $0.47 per diluted share, in the same period in 2007. Net income as reported for the fourth quarter of 2008 was $3.9 million, or $0.10 per diluted share, which included $12.2 million of after-tax income related to the break-up fee payment, net of expenses, received from Grey Wolf, Inc. (“Grey Wolf”) and a non-cash goodwill impairment charge of $22.5 million. Revenues increased 9% to $246.0 million for the fourth quarter of 2008 compared to $225.8 million in the fourth quarter of 2007.
Adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, excluding the 2008 pre-tax impact of the $19.7 million income related to the Grey Wolf break-up fee and the 2008 goodwill impairment charge of $22.5 million) for the fourth quarter of 2008 was $61.5 million, or 25% of revenue, compared to EBITDA (defined as net income before interest, taxes, depreciation and amortization) of $64.4 million, or 29% of revenue, in the same period in 2007. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” Basic concluded that the goodwill previously recorded in its Contract Drilling segment was impaired in its entirety, and accordingly, recorded a goodwill impairment charge of $22.5 million in the fourth quarter of 2008.

Basic recognized an effective tax rate of 80.2% in the fourth quarter of 2008 compared to 38.0% in the fourth quarter of 2007. The effective tax rate in the fourth quarter of 2008 was negatively impacted due to the entire amount of the goodwill impairment charge being non-deductible. Excluding the impact of the terminated merger income and goodwill impairment charge, the effective tax rate for the fourth quarter of 2008 would have been 37.2%.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “We were pleased with our strong results in 2008. Unfortunately, the momentum we generated through the third quarter did not carry through the fourth quarter as our customers’ reaction to sharply lower commodity prices and the financial crisis caused our activity levels to decline well below the typical seasonally lower fourth quarter levels. Despite the weakness which developed in the fourth quarter, 2008 was a very successful year for the company as we continued to build revenue and cash flow in each of our business segments. Total revenue for the company reached $1 billion producing a record level of EBITDA and operating cash flow. Even with a substantial increase in manhours worked, we improved our safety record as we reduced the number and frequency rates of accidents. I want to thank our management team and employees for their efforts in reaching these milestones.
“We continued to invest in building the scope of our business in 2008 and completed five acquisitions for total consideration of $110 million. The most significant of those was the purchase of the Azurite businesses, which expanded our already significant presence in the Ark-La-Tex region. In 2008, we also continued to invest in systematically improving the quality of our fleet with a total capital investment of approximately $143 million, which includes approximately $20 million used to fund the purchase of 22 newbuild well servicing rigs in 2008 that mainly replaced older and less efficient rigs. We also spent approximately $45 million for capital expansion projects which expanded our capabilities and filled in gaps in our footprint.
“The outlook for the economy and our industry is as uncertain as any we have seen over the past 30 years, so we are not willing to speculate at this time on the outlook for 2009. However, since we are two months into the first quarter of 2009, we project revenues in the first quarter of 2009 will likely be 33% to 35% less than the revenue reported in the fourth quarter of 2008 because of the lower utilization levels and pricing decreases. Margins will also be negatively impacted as revenues have dropped more quickly than our ability to scale back our operations. We have implemented actions that will help offset the lower utilization and pricing by right-sizing our labor force, obtaining more favorable pricing from our vendors and suppliers, and reducing our fixed operating costs. Capital spending has been drastically curtailed for the foreseeable future as we will limit those expenditures to the level necessary to field a competitive fleet. We will provide appropriate updates in our monthly operating data press releases in 2009 as we see more clarity in the demand for our services.
“Despite the negative near-term outlook, we believe in the long-term fundamentals for the industry and the need for our services in particular. Our long-term focus on the more developed oil and gas basins places us in an excellent position to withstand the current lower commodity price environment and the turmoil in the financial markets. We believe our customers will focus their efforts on maintaining production and the less risky workover projects. Our strong balance sheet and liquidity will serve us well during these challenging times and allow us to act on the many opportunities we expect to be available as this cycle develops.”

Basic reported net income of $83.4 million, or $2.00 per diluted share, in 2008 (excluding the impact of the merger and goodwill-related items) compared to $87.7 million, or $2.13 per diluted share, in 2007. Including the $7.4 million after-tax income related to the termination of the Grey Wolf merger and the $22.5 million goodwill impairment charge, net income for 2008 was $68.2 million, or $1.64 per diluted share. Revenues increased 15% to $1.0 billion in 2008, compared to $877.2 million in 2007.
Adjusted EBITDA was $277.3 million, or 28% of revenue, in 2008 compared to EBITDA of $258.7 million, or 29% of revenue, in 2007.
Business Segment Results
Well Servicing
Well servicing revenues declined approximately 7% to $76.2 million during the fourth quarter of 2008 compared to $82.0 million in the same period last year. Sequentially, revenues for this segment declined 22% compared to the third quarter of 2008. Basic added five newbuild rigs and retired four rigs during the fourth quarter of 2008, bringing its well servicing rig count to 414 as of December 31, 2008. Weighted average number of well servicing rigs increased to 414 during the fourth quarter of 2008 compared to 386 during the same period in 2007, an increase of 7%. Revenue per well servicing rig hour increased to $418 during the fourth quarter of 2008 compared to $409 in the same period in 2007. The full-fleet well servicing rig utilization rate declined sequentially to 62% in the fourth quarter of 2008 compared to 79% in the third quarter of 2008 as activity levels declined due to the precipitous drop in commodity prices. The fourth quarter utilization rate was also down versus 73% in the fourth quarter of 2007.
Well servicing segment profit in the fourth quarter of 2008 declined to $25.8 million from $31.8 million in the fourth quarter of 2007, and sequentially from $36.3 million in the third quarter of 2008. Segment profit margins declined to 34% of revenue in the fourth quarter of 2008 compared to 39% in the same period of 2007, mainly due to weakening utilization and pricing for services.
During 2008, well servicing revenue at $343.1 million was up slightly versus last year. Well servicing segment profit weakened to $127.9 million, or 37% of revenue, compared to $137.6 million, or 40% of revenue in 2007.
Fluid Services
Fluid services revenues in fourth quarter of 2008 increased 31% to $89.1 million compared to $68.3 million in the same period in 2007. Sequentially, revenues for this segment were up 8% compared to the third quarter of 2008, mainly due to the contribution from the Azurite acquisition which closed in late September 2008. Basic added 36 new trucks and retired seven trucks during the fourth quarter of 2008, bringing the total number of fluid services trucks to 819 as of December 31, 2008. Weighted average number of fluid services trucks increased 23% to 804 during the fourth quarter of 2008 compared to 656 during the same period in 2007. Average revenue per fluid services truck increased by 7% to $111,000 in the fourth quarter of 2008 compared to $104,000 in the same period in 2007. Segment profit in the fourth quarter of 2008 rose to $33.9 million, or 38% of revenue, compared to $24.4 million, or 36% of revenue, in the same period in 2007 and $29.6 million, or 36% of revenue, in the third quarter of 2008.

During 2008, fluid services revenues rose 22% to $315.8 million compared to $259.3 million in 2007 due to a 7% increase in the weighted average number of trucks and a 14% rise in the revenue per fluid services truck. Segment profit rose 20% in 2008 to $112.6 million from $94.0 million in 2007.
Completion & Remedial Services
Completion and remedial services revenues during the fourth quarter of 2008 increased 10% to $70.7 million compared to $64.5 million in the same period in 2007. Sequentially, revenues for this segment declined by approximately 17% compared to the third quarter of 2008. Segment profit in the fourth quarter of 2008 rose to $30.4 million, or 43% of revenue, compared to $29.8 million, or 46% of revenue, in the same period in 2007. The increase in revenue and segment profit versus the same quarter last year was mainly due to acquisitions made in the past year as well as internal expansion. Segment profit as a percent of revenue declined from 2007 mainly due to increased cost of the materials used in Basic’s pressure pumping operations as well as higher labor costs. As of December 31, 2008, Basic had approximately 139,000 hydraulic horsepower of pressure pumping capacity compared to approximately 120,000 hydraulic horsepower as of December 31, 2007.
During 2008, completion and remedial services generated $304.3 million in revenue, a 26% increase compared to $240.7 million in 2007. Segment profit rose 21% in 2008 to $138.8 million compared to $114.7 million in 2007.
Contract Drilling
Contract drilling revenues declined 9% to $9.9 million during the fourth quarter of 2008 compared to $10.9 million in the comparable quarter in 2007, as rig operating days declined 11% to 666 days in the fourth quarter of 2008 from 748 in the same quarter last year. Sequentially, revenues for this segment dropped 17% compared to the third quarter of 2008. Segment profit in the fourth quarter of 2008 declined to $3.6 million versus $4.0 million last year during the fourth quarter of 2007, due to lower utilization.
Basic operated nine drilling rigs during the fourth quarter of 2008, one less rig than during the same quarter last year.
During 2008, contract drilling revenue increased 21% to $41.7 million in 2008 compared to $34.5 million in 2007. Segment profit rose 10% in 2008 to $13.1 million versus $12.0 million in 2007.
Capital Expenditures
During 2008, Basic completed five acquisitions for total consideration of $110 million in cash. Total capital expenditures that included capital leases and excluded acquisitions were $143 million, comprised of $45 million for expansion projects, $86 million for sustaining and replacement projects, and $12 million for other projects. Expansion capital spending included $12 million for the well servicing segment, $10 million for the fluid services segment and $23 million for the completion and remedial services segment. Other capital expenditures of $12 million were mainly for facilities and IT infrastructure.

Share Repurchase Program
On October 13, 2008, Basic announced that its Board of Directors authorized a share repurchase program of up to $50.0 million of its common stock. The purchases will take place from time to time in the open markets or in private transactions at the company’s discretion. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market economic conditions. Through December 31, 2008, Basic has repurchased 897,558 shares of its common stock at an average price of $9.82 per share.
Basic Energy Services provides well site services essential to the maintaining production of oil and gas wells within its operating area. The company employs approximately 5,000 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its fourth quarter 2008 results on Friday, February 27, 2009, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 205-0033 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until March 13, 2009 and may be accessed by calling (303) 590-3000 and using the pass code 11126261#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2007, subsequent Form 10-Q’s filed with the SEC and Basic’s Form 10-K for the year ended December 31, 2008 when filed. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)	(Audited)
Income Statement Data:
Revenues:
Well servicing	$76,194	$82,027	$343,113	$342,697
Fluid services	89,128	68,297	315,768	259,324
Completion and remedial services	70,748	64,515	304,326	240,692
Contract drilling	9,902	10,916	41,735	34,460

Total revenues	245,972	225,755	1,004,942	877,173

Expenses:
Well servicing	50,437	50,191	215,243	205,132
Fluid services	55,190	43,944	203,205	165,327
Completion and remedial services	40,335	34,708	165,574	125,948
Contract drilling	6,318	6,956	28,629	22,510
General and administrative (1)	32,107	25,329	115,319	99,042
Depreciation and amortization	32,572	26,234	118,607	93,048
Goodwill Impairment	22,522	—	22,522	—
(Gain) loss on disposal of assets	284	245	76	477

Total expenses	239,765	187,607	869,175	711,484

Operating income	6,207	38,148	135,767	165,689
Other income (expense):
Interest expense	(6,649)	(7,257)	(26,766)	(27,416)
Interest income	311	567	2,136	2,280
Loss on early extinguishment of debt	—	—	—	(230)
Other income (expense)	19,939	52	12,235	176

Income from continuing operations before income taxes	19,808	31,510	123,372	140,499
Income tax expense	(15,881)	(11,969)	(55,134)	(52,766)

Net income	$3,927	$19,541	$68,238	$87,733

Earnings per share of common stock:
Basic	$0.10	$0.48	$1.67	$2.19

Diluted	$0.10	$0.47	$1.64	$2.13

Other Financial Data:
EBITDA (2)	$58,718	$64,434	$266,609	$258,683
Adjusted EBITDA (2)	61,540	64,434	277,301	258,683
Capital expenditures:
Acquisitions, net of cash acquired	95	5,243	110,913	199,673
Property and equipment	23,022	16,423	91,890	98,536

	As of
	December 31,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$111,135	$91,941
Net property and equipment	740,879	636,924
Total assets	1,311,186	1,143,609
Total long-term debt	454,260	406,306
Total stockholders’ equity	595,004	524,821

	Three months		Twelve months
	Ended December 31,		Ended December 31,
Segment Data:	2008	2007	2008	2007

Well Servicing
Weighted average number of rigs	414	386	405	376
Rig hours (000’s)	182.4	200.6	840.2	831.2
Rig utilization rate	61.6%	72.7%	72.5%	77.3%
Revenue per rig hour	$418	$409	$408	$412
Well servicing rig profit per rig hour	$141	$159	$152	$166
Segment profits as a percent of revenue	33.8%	38.8%	37.3%	40.1%

Fluid Services
Weighted average number of fluid services trucks	804	656	699	655
Revenue per fluid services truck (000’s)	$111	$104	$452	$396
Segment profits per fluid services truck (000’s)	$42	$37	$161	$144
Segment profits as a percent of revenue	38.1%	35.7%	35.6%	36.2%

Completion and Remedial Services
Segment profits as a percent of revenue	43.0%	46.2%	45.6%	47.7%

Contract Drilling
Weighted average number of rigs	9	10	9	8
Rig operating days	666	748	2,777	2,233
Revenue per day	$14,900	$14,600	$15,000	$15,400
Drilling rig profit per day	$5,400	$5,300	$4,700	$5,400
Segment profits as a percent of revenue	36.2%	36.3%	31.4%	34.7%

(1)	Includes approximately $725,000 and $736,000 of non-cash compensation expense for the three months ended December 31, 2008 and 2007, respectively. For the twelve months ended December 31, 2008 and 2007, it includes approximately $4,149,000 and $3,964,000 of non-cash expense, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net Income	$3,927	$19,541	$68,238	$87,733
Income taxes	15,881	11,969	55,134	52,766
Net interest expense	6,338	6,690	24,630	25,136
Depreciation and amortization	32,572	26,234	118,607	93,048

EBITDA	$58,718	$64,434	$266,609	$258,683

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding terminated merger income and the goodwill impairment charge in 2008:

	Three months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net Income	$3,927	$19,541	$68,238	$87,733
Terminated merger income	(19,700)	—	(11,830)	—
Goodwill impairment	22,522	—	22,522	—
Income taxes	15,881	11,969	55,134	52,766
Net interest expense	6,338	6,690	24,630	25,136
Depreciation and amortization	32,572	26,234	118,607	93,048

Adjusted EBITDA	$61,540	$64,434	$277,301	$258,683

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the items represented by the terminated merger income and goodwill impairment charges in 2008.
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